Exhibit 99.1

Contact:	Rick McCook Chief Financial Officer 832.601.6089 rick.mccook@usoncology.com

US Oncology Reports Fourth Quarter and Fiscal Year 2007 Results

HOUSTON, TX, February 28, 2008 – US Oncology Holdings, Inc. (“Holdings” or the “Company”), the parent company of US Oncology, Inc. (“US Oncology”), one of the nation’s largest cancer services companies, reported revenue of $771.6 million, EBITDA of $51.3 million, Adjusted EBITDA of $58.0 million, net loss of $14.8 million and operating cash flow of $74.2 million for the quarter ended December 31, 2007. For the year ended December 31, 2007, the Company reported revenue of $3.0 billion, EBITDA of $190.7 million, Adjusted EBITDA of $218.7 million, net loss of $35.0 million and operating cash flow of $164.7 million.

The results of Holdings include those of US Oncology, its wholly-owned subsidiary, through which all operations are conducted. The results of operations and financial position of Holdings are substantially identical to those of US Oncology, with the exception of nominal administrative expenses and items related to the capitalization of Holdings. For the quarter ended December 31, 2007, US Oncology reported EBITDA of $51.2 million, Adjusted EBITDA of $58.0 million, net income of $0.3 million and operating cash flow of $74.6 million. For the year ended December 31, 2007, US Oncology reported EBITDA of $203.7 million, Adjusted EBITDA of $218.8 million, net income of $7.2 million and operating cash flow of $198.0 million. Differences between the results of Holdings and US Oncology, as well as selected balance sheet data, are reconciled in this press release.

US Oncology Holdings Fourth Quarter and Fiscal Year Results

•

Adjusted EBITDA for the fourth quarter of 2007 was $58.0 million, compared to $59.5 million for the fourth quarter of 2006 and $50.5 million for the third quarter of 2007. Adjusted EBITDA for fiscal 2007 was $218.7 million compared to $250.0 million in 2006.

•	In 2007, physicians affiliated under comprehensive service agreements provided care to over 590,000 patients, including approximately 250,000 new patients.

•

Operating cash flow for the year ended December 31, 2007 was $164.7 million, compared with $20.5 million in 2006. The increase in operating cash flow is primarily due to working capital investments for the Company’s distribution center made during the first quarter of 2006.

•

During 2007, 190 physicians began practicing as part of the US Oncology network. For the same period, 58 physicians separated from the network, including 45 who retired or otherwise left practices that remain affiliated with the company and 13 at former OPS practices who separated due to disaffiliation of their practice from our network. In the fourth quarter of 2007, our network grew by a net of 35 physicians, which represents the sixth consecutive quarter of net growth.

•

As of December 31, 2007, 32 physicians had executed agreements to join the US Oncology network under CSA and OPS agreements and are expected to begin practicing under these agreements in 2008. Subsequently, an agreement with a 47 physician practice affiliating with the Company under a comprehensive service agreement was signed, with the affiliation effective January 1, 2008. Also, at December 31, three integrated cancer centers were under construction and are expected to begin providing patient care in 2008.

Bruce Broussard, president and chief executive officer stated, “We continue to focus on efforts in expanding our local presence, improving the network’s quality of care and driving more efficient cancer treatments. In that context, during fiscal 2007 we made great advances in our strategic initiatives, including:

•

We launched our cancer-specialized disease management program. This program of nursing outreach to patients between visits is complementary to our evidence-based clinical pathways that have been adopted by approximately 90 percent of practices affiliated under comprehensive service agreements and form the foundation of an integrated Care Management model.

•	We added 190 physicians to our network and, in January 2008, executed a comprehensive services agreement with a 47 physician practice that represents our largest practice affiliation.

•

The Company continued to match affiliated practices with economic models that both align our economic interests and acknowledge the varied scope of services that our customers seek. During the fourth quarter, two practices previously affiliated under comprehensive agreements chose to affiliate under our OPS model.

•	We ended the year with over 600 providers implemented on our electronic medical record, an increase of over 70% since December 31, 2006.

•	From the end of 2006, our accounts receivable days outstanding decreased by 5 days to 33 days as of December 31, 2007.

•

We strengthened our management team through the addition of Glen Laschober as chief operating officer and through the expansion of our regional leadership team to enhance the support of our existing practice operations and the integration of new practices into our network.”

Results of Operations

The Company operates and manages its business through four operating segments. The table below compares the results of the fourth quarter of 2007 and fiscal year 2007, to the results of the corresponding period of the prior year and the preceding quarter (in millions).

	Q4 2007	Q4 2006	% Change	Q3 2007	% Change	Fiscal 2007	Fiscal 2006	% Change
Revenue
Medical oncology services	$529.4	$524.5	0.9	$514.1	3.0	$2,088.2	$2,080.4	0.4
Cancer center services	87.1	81.8	6.5	89.1	(2.2)	349.9	323.9	8.0
Pharmaceutical services	599.7	520.0	15.3	568.2	5.5	2,282.8	1,995.7	14.4
Research and other	12.3	12.5	(1.6)	11.9	3.4	51.2	53.2	(3.8)
Eliminations(1)	(456.9)	(417.2)	(9.5)	(439.5)	(4.0)	(1,771.3)	(1,641.8)	7.9

Total	$771.6	$721.6	6.9	$743.8	3.7	$3,000.8	$2,811.4	6.7

Operating income (loss)
Medical oncology services	$19.3	$25.2	(23.4)	$15.6	23.7	$79.7	$124.5	(36.0)
Cancer center services	20.1	19.2	4.7	22.9	(12.2)	87.7	77.5	13.2
Pharmaceutical services	28.1	20.2	39.1	21.6	30.1	90.9	79.8	13.9
Research and other	(0.3)	0.4	nm (4)	(0.8)	(62.5)	(0.8)	—	nm (4)
Corporate costs(2)	(32.9)	(27.9)	(17.9)	(32.0)	(2.8)	(128.8)	(117.2)	(9.9)
Impairment and restructuring charges(3)	(6.8)	—	nm (4)	(1.0)	nm (4)	(15.1)	—	nm (4)

Total	$27.5	$37.1	(25.9)	$26.3	4.6	$113.6	$164.6	(31.0)

EBITDA
Medical oncology services	$19.3	$25.2	(23.4)	$15.6	23.7	$79.7	$124.4	(35.9)
Cancer center services	29.9	28.9	3.5	32.9	(9.1)	126.8	116.0	9.3
Pharmaceutical services	29.4	21.5	36.7	22.9	28.4	96.1	83.7	14.8
Research and other	(0.2)	0.6	nm (4)	(0.7)	(71.4)	(0.3)	0.9	nm (4)
Corporate costs(2)	(20.3)	(16.7)	(21.6)	(20.2)	(0.5)	(83.6)	(75.0)	(11.5)
Loss on debt extinguishment(3)	—	—	—	—	—	(12.9)	—	nm (4)
Impairment and restructuring charges(3)	(6.8)	—	nm (4)	(1.0)	nm (4)	(15.1)	—	nm (4)

Total	$51.3	$59.5	(13.8)	$49.5	3.6	$190.7	$250.0	(23.7)

Adjusted EBITDA (3)	$58.0	$59.5	(2.5)	$50.5	14.9	$218.7	$250.0	(12.5)
Net income (loss)	(14.8)	3.3	nm (4)	(4.2)	nm (4)	(35.0)	26.2	nm (4)
Operating cash flow	74.2	57.1	29.9	(3.9)	nm (4)	164.7	20.5	nm (4)

(1)

Eliminations represent the sale of pharmaceuticals from our distribution center (pharmaceutical services segment) to our practices affiliated under comprehensive service agreements (medical oncology segment).

(2)	Corporate costs relate primarily to general and administrative expenses in support of our network.
(3)

Impairment and restructuring charges and the loss on debt extinguishment are excluded from Adjusted EBITDA. During the fourth quarter of 2007, these charges consisted of $0.9 million related to the medical oncology segment, $1.2 million to the cancer center services segment and $4.7 million to corporate costs. During 2007, $1.6 million related to the medical oncology services segment, $4.2 million to the cancer center services segment and $9.3 million to corporate costs.

(4)	Not meaningful.

Medical Oncology Services

In the fourth quarter of 2007, medical oncology services revenue increased $4.9 million, or 0.9 percent, and EBITDA decreased $5.9 million, or 23.4 percent, compared to the fourth quarter of 2006. The revenue increase reflects an increase in daily visits due to growth in our network of affiliated medical oncologists which was partially offset by reduced utilization of supportive care drugs. The EBITDA decrease is due primarily to reduced utilization of supportive care drugs and management fee revisions discussed below.

Compared to the third quarter of 2007, medical oncology services revenue increased $15.3 million, or 3.0 percent and EBITDA increased $3.7 million, or 23.7 percent, both reflecting an increase in daily visits. Also contributing to the medical oncology EBITDA improvement from the third quarter of 2007 was an increase in management fees to reflect a redistribution of amounts retained by an affiliated practice between its medical oncology and cancer center services. These increases were partially offset by a higher management fee reduction under our program to promote continued support of initiatives in our pharmaceutical services segment (as discussed below).

During calendar 2007, medical oncology services revenue increased $7.8 million, or 0.4 percent, while EBITDA decreased $44.7 million, or 35.9 percent. The revenue increase reflects an increase in the average number of daily visits due to the growth in affiliated medical oncologists in the current year. Partially offsetting the revenue growth, and contributing to the EBITDA decline, were reduced utilization of supportive care drugs, reductions to management fees paid by affiliated practices (as discussed below) and the elimination of payments by Medicare to oncologists for providing certain patient care information (the “Medicare Demonstration Project”) effective January 1, 2007.

The company’s management fees are comprised of reimbursement for expenses we incur in connection with managing a practice, plus a fee that is typically a percentage of the affiliated practice’s earnings before income taxes. Our agreements also provide for performance-based reductions in our percentage-based fee that are designed to encourage disciplined use of capital and efficient pharmaceutical ordering and management practices. Certain management agreements have been amended to provide a platform for long-term financial improvement of the practices’ results, improve consistency with other agreements and to encourage practice growth and efficiency.

In addition, a program to promote continued support of initiatives in our pharmaceutical services segment became effective July 1, 2006. As of that date, we began reducing management fees paid to the Company by affiliated practices based upon compliance with distribution efficiency guidelines established by the Company and the profitability of the pharmaceutical services segment. For the third and fourth quarters of 2007, the management fee reduction amounted to $6.4 million and $7.8 million, respectively. For the fourth quarter of 2006, the management fee reductions amounted to $4.6 million. For the year, the management fee reduction amounted to $24.6 million in 2007 and $8.9 million for the six months ended December 31, 2006. The benefit of the efficiency performance is reflected in the operating results of the pharmaceutical services segment.

Cancer Center Services

Cancer center services revenue in the fourth quarter of 2007 was $87.1 million, an increase of $5.3 million, or 6.5 percent, and EBITDA was $29.9 million, an increase of $1.0 million, or 3.5 percent, over the fourth quarter of 2006. These increases reflect a 4.5 percent increase in radiation treatments and diagnostic radiology procedures over the same period in the prior year. Both revenue and EBITDA increased at a rate greater than treatment volumes as a result of expanding services in advanced targeted radiation therapies, such as image guided radiation therapy (“IGRT”) and brachytherapy administered by network physicians, which are reimbursed at higher rates than conventional radiation therapy.

Fourth quarter cancer center services revenue decreased $2.0 million, or 2.2 percent, and EBITDA decreased $3.0 million, or 9.1 percent from the third quarter of 2007 reflecting the redistribution of management fees at an affiliated practice between its medical and radiation oncology divisions as discussed above.

During calendar 2007, cancer center services revenue increased $26.0 million, or 8.0 percent, and EBITDA increased $10.8 million, or 9.3 percent, over the prior year. Similar to the quarterly comparison, the increase reflects the use of technologically advanced radiation therapies and a 3.2 percent increase in radiation treatments and diagnostic radiology procedures per day.

Pharmaceutical Services

Pharmaceutical services revenue in the fourth quarter of 2007 was $599.7 million, an increase of $79.7 million, or 15.3 percent, over the fourth quarter of 2006. The revenue increase is primarily due to the net addition of 132 physicians affiliated through comprehensive service and oncology pharmaceutical services (“OPS”) agreements since the close of the fourth quarter of 2006. Pharmaceutical services EBITDA was $29.4 million for the fourth quarter of 2007, an increase of $7.9 million, or 36.7 percent, over the fourth quarter of 2006, which reflects the revenue increase discussed previously as well as distribution performance fees earned during the quarter.

Pharmaceutical services revenue in the fourth quarter of 2007 increased $31.5 million, or 5.5 percent, and EBITDA increased $6.5 million, or 28.4 percent, over the preceding quarter. The revenue and EBITDA increases are due to the net addition of 47 physicians affiliated under OPS agreements during the quarter and increased earnings from services provided to manufacturers.

For 2007, pharmaceutical services revenue was $2.3 billion, an increase over 2006 of $287.1 million, or 14.4 percent, and EBITDA was $96.1 million, an increase over 2006 of $12.4 million, or 14.8 percent, for the reasons discussed previously in the quarterly comparisons.

Corporate Costs

Corporate costs, which represent general and administrative expenses, excluding stock-based compensation, were $20.3 million in the fourth quarter of 2007, compared to $16.7 million in the fourth quarter of 2006 due primarily to higher personnel costs, which reflect annual merit increases and personnel investments made to support our expanded regional infrastructure. Compared to the third quarter of 2007, corporate costs were essentially flat.

During calendar 2007, corporate costs were $83.6 million, an increase of $8.6 million from 2006. The increase is due to higher 2007 personnel costs (as discussed previously), as well as increased marketing costs to support our marketing efforts and expenses associated with an upgrade of the company’s financial information system.

Impairment and Restructuring Charges

We continue to align our agreements with the service needs and maturity of our affiliated practices. During December 2007, eleven physicians from a practice previously affiliated under a comprehensive service agreement entered into a binding agreement to convert to an oncology pharmaceutical services agreement effective December 31, 2007. The company recognized an impairment charge of $6.5 million related to this practice, which relates primarily to a $4.7 million write-off of our service agreement intangible asset that was terminated in connection with the conversion.

Net Income (Loss)

Net loss for the fourth quarter of 2007 was $14.8 million, a decrease of $18.1 million from net income of $3.3 million the fourth quarter of 2006 and a decrease of $10.6 million from the third quarter of 2007. When compared to the fourth quarter of 2006 and the third quarter of 2007, the decrease resulted from the impairment charges described previously, increased interest expense reflecting additional borrowings and a loss on an interest rate swap.

For calendar year 2007, the net loss was $35.0 million, a decrease of $61.2 million compared to fiscal year 2006 net income of $26.2 million. Excluding impairment and restructuring charges, income from operations decreased $35.9 million due primarily to the impact of management fee reductions and lower utilization of supportive care drugs. The results of fiscal year 2007 also include restructuring and impairment charges of $15.1 million, a debt extinguishment loss of $12.9 million and an unrealized loss of $11.9 million related to our interest rate swap, for which cash flow hedge accounting was discontinued during 2007. In addition, interest expense increased $20.4 million due to higher borrowings outstanding during 2007.

The company currently anticipates that EBITDA for fiscal year 2008 will be approximately $220 million to $230 million. This estimate is a forward-looking statement and is subject to uncertainty including the results of the scheduled March 13, 2008 meeting of the Oncology Drug Advisory Committee of the FDA. The reader should refer to the Company’s cautionary advice regarding forward-looking statements appearing elsewhere in this news release and in the Company’s filings with the Securities and Exchange Commission.

Cash Flow

During the quarter ended December 31, 2007, operating cash flow provided was $74.2 million, compared to $3.9 million used in operations in the third quarter of 2007 which reflects lower regularly scheduled interest payments and increased receivable collections in the fourth quarter.

The Company generated operating cash flow of $164.7 million during 2007, compared to $20.5 million in 2006. The increase in operating cash flow was primarily due to working capital investments of $113.0 million during the first quarter of 2006, principally for inventory and accounts payable at the Company’s distribution center as well as increased receivable collections during the current year.

On November 30, 2007, the company amended its senior secured credit facility to increase the maximum leverage and decrease the minimum interest coverage ratios required under the facility. The amended terms provide flexibility as the company responds to the adverse impact of reduced ESA reimbursement experienced during 2007. In addition, the amendment increases the company’s ability to invest in future growth by increasing capital available for practice affiliations and other investments, as well as making other revisions necessary to support diversification into additional service offerings. In connection with the amendment, the LIBOR spread on outstanding borrowings increased from 225 basis points to 275 basis points and consenting lenders were paid an amendment fee of 25 basis points or $1.5 million. During 2007, our capital expenditures were $90.9 million.

As of February 26, 2008, the Company had $122.7 million of cash and investments, and availability under the revolving credit facility of $133.7 million.

Development

One of the Company’s ongoing objectives is to expand our network by affiliating with practices in new or existing markets, recruiting physicians into existing affiliated practices and entering into joint ventures. In the fourth quarter of 2007, our network grew by 35 physicians, net of retirements and other separations. During the fourth quarter of 2007, agreements were signed with 64 physicians to begin practicing in our network.

Broussard also stated, “With the addition of 190 physicians though comprehensive and oncology pharmaceutical service agreements, 2007 was a successful development year. The momentum of 2007 has continued into 2008 when, in January, we executed a comprehensive service agreement with Advanced Medical Specialties, a 47 physician practice in Miami, Florida, representing the largest single practice to affiliate with the company. This transaction demonstrates not only the financial benefits of affiliation, but also the attractiveness of the network’s mission to advance the delivery of cancer care through collaboration, improved clinical and operational processes, establishment of evidence-based treatment protocols and participation in clinical trial research.”

Contingencies and Risks

During the fourth quarter of 2005, we received a subpoena from the United States Department of Justice’s Civil Litigation Division (“DOJ”) requesting a broad range of information about us and our business, generally in relation to our contracts and relationships with pharmaceutical manufacturers. We are cooperating fully with the DOJ in responding to the subpoena. At the present time, the DOJ has not made any allegation of wrongdoing on the part of the Company. We cannot, however, provide assurance that such an allegation or litigation will not result from this investigation.

On April 18, 2006, the Company terminated its net revenue model comprehensive service agreement with a practice in Oklahoma, as a result of alleged breaches of that agreement by the practice. The practice accounted for 4.6 percent and 2.3 percent of the Company’s revenue and EBITDA, respectively, for the first quarter of 2006. The Company remains in litigation with this practice regarding termination of its service agreement. As a result of the practice’s alleged breaches of that agreement and the litigation, we were unable to collect payments on receivables owned by us and other amounts owed by the practice on a timely basis. At December 31, 2007, the total amount owed to us for those receivables of $22.5 million is reflected on our balance sheet as other assets. We intend to pursue the claims we incurred as a result of terminating this service agreement. We also intend to defend against the practice’s allegations that we breached the agreement and that the agreement is unenforceable. As with any complex litigation, the process necessary to resolve this claim may take several years.

During March 2007, the Company became aware that it and one of its affiliated practices are the subject of allegations that the practice may have engaged in activities that violate the Federal False Claims Act. These allegations are contained in a qui tam complaint, commonly referred to as a “whistle-blower” lawsuit. The details of this suit are not publicly available or disclosable at the current time since qui tam complaints are filed on a confidential basis with a United States federal court. The DOJ has not made a decision on the merits of the whistle-blower’s claim. The Company intends to continue to investigate and vigorously defend itself against this claim. Based upon its present understanding of the nature and scope of the claim and investigation, the Company does not expect this claim to have a material adverse effect on its operations or financial condition, however our expectation could change as we receive more information.

On July 30, 2007, CMS issued a national coverage decision (“NCD”) establishing criteria for reimbursement by Medicare for ESA usage which is expected to continue to lead to a significant decline in utilization of these drugs by oncologists, including those affiliated with US Oncology. The NCD is expected to continue to adversely impact the revenues and operating income of the Company, particularly in its medical oncology segment, as well as reduce cash flow available for debt service and capital expenditures. Because the NCD relates to specific clinical determinations in connection with administration of ESAs and we do not make clinical decisions for affiliated physicians, analysis of the financial impact of the NCD is a complex process and continues to be closely monitored. As part of the Company’s evaluation of the impact of the NCD, management evaluated the recoverability of certain management service agreement intangible assets and goodwill. Management’s analysis did not result in an impairment of these assets in 2007. As the financial impact of the NCD continues to evolve, additional assessments may be necessary in subsequent quarters. In addition, the Oncology Drug Advisory Committee of the FDA (“ODAC”) is scheduled to meet on March 13, 2008, to further consider the use of ESAs in oncology. A number of scientific articles, including several released since last year’s actions by FDA and CMS, have concluded that ESAs may in certain situations increase certain side effects and mortality risk due possibly to stimulation of the growth and/or survival of cancer cells in cancer patients. It is possible that determinations by ODAC at this meeting may result in further changes to ESA labeling including either further restrictions in labeled indications for ESA use or the complete elimination of the chemotherapy-induced anemia indication. During the fourth quarter of 2007, $10.7 million of the Company’s EBITDA was attributable to utilization of ESAs by our network physicians.

The Company’s Senior Secured Credit Facility (the “Facility”) includes covenants that are applied quarterly, based on the prior four quarters’ EBITDA (as defined by the Facility), and become more restrictive over time. Based upon its current estimates, the Company believes it can maintain compliance with these restrictive covenants through December 31, 2008. As previously discussed, the Company amended the Facility during the fourth quarter of 2007 to address the current year changes in healthcare reimbursement.

The Company and US Oncology will broadcast the 2007 fourth quarter and year end financial results by conference call on Thursday, February 28, 2008 at 9:00 A.M. Central Standard Time. The archived replay of the event will be available through the news center on the Company’s Web site (www.usoncology.com).

About US Oncology, Inc.

US Oncology, headquartered in Houston, Texas, supports one of the nation’s largest cancer treatment and research networks. US Oncology provides extensive services and support to its affiliated cancer care sites nationwide to help them expand their offering of the most advanced treatments and technologies, build integrated community-based cancer care centers, improve their therapeutic drug management programs and participate in many of the new cancer-related clinical research studies. US Oncology is affiliated with 1,199 physicians operating in 461 locations, including 88 radiation oncology facilities in 39 states.

This news release contains forward-looking statements, including statements that include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” or similar expressions and statements regarding our prospects. All statements other than statements of historical fact included in this news release are forward-looking statements. Although the Company believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such expectations are subject to risks and uncertainties, including the Company’s reliance on pharmaceuticals for the majority of its revenues, the Company’s ability to maintain favorable pharmaceutical pricing and favorable relationships with pharmaceutical manufacturers and other vendors, concentration of pharmaceutical purchasing and favorable pricing with a limited number of vendors, prescription drug reimbursement, such as reimbursement for ESAs, and other reimbursement under Medicare (including reimbursement for radiation and diagnostic services), reimbursement for medical services by non-governmental payers and cost-containment efforts by such payers, including whether such payers adopt coverage guidelines regarding ESAs that are similar to Medicare coverage, other changes in the manner patient care is reimbursed or administered, the Company’s ability to service its substantial indebtedness and comply with related covenants in debt agreements, the Company’s ability to obtain amendments to its credit facility financial covenants on terms acceptable to it, the Company’s ability to fund its operations through operating cash flow or utilization of its existing credit facility or its ability to obtain additional financing on acceptable terms, the Company’s ability to implement strategic initiatives, the Company’s ability to maintain good relationships with existing practices and expand into new markets and development of existing markets, modifications to, and renegotiation of, existing economic arrangements, the Company’s ability to complete cancer centers and PET facilities currently in development and its ability to recover investments in cancer centers, government regulation and enforcement, increases in the cost of providing cancer treatment services and the operations of the Company’s affiliated physician practices. Please refer to the US Oncology Holdings, Inc. filings with the Securities and Exchange Commission, including its Registration Statement on Form S-4/A filed on October 9, 2007, and subsequent filings, for a more extensive discussion of factors that could cause actual results to differ materially from the Company’s expectations.

Discussion of Non-GAAP Information

In this release, the Company uses the term “EBITDA” and “Adjusted EBITDA”. EBITDA is earnings before interest, taxes, depreciation and amortization (including amortization of stock compensation), minority interest expense and other income (expense). EBITDA is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted EBITDA is EBITDA before loss on early extinguishment of debt and impairment and restructuring charges. These measures are derived from relevant items in the Company’s GAAP financial statements. A reconciliation of EBITDA to net income (loss) and operating cash flow is included in this release.

The Company believes EBITDA is useful to investors in evaluating the value of companies in general, and in evaluating the liquidity of companies with debt service obligations and their ability to service their indebtedness. Management uses EBITDA as a key indicator to evaluate liquidity and financial condition, both with respect to the business as a whole and with respect to individual sites in the US Oncology network. Adjusted EBITDA is useful to investors as it eliminates certain amounts that are unusual in nature and not currently expected to be part of the Company’s ongoing operational performance. The Company’s senior secured credit facility also requires that it comply on a quarterly basis with certain financial covenants that include Adjusted EBITDA as a financial measure. Management believes that EBITDA and Adjusted EBITDA are useful to investors, since they provide investors with additional information that is not directly available in a GAAP presentation.

As a non-GAAP measure, EBITDA and Adjusted EBITDA should not be viewed as alternatives to the Company’s GAAP financial statements, but should be read as a supplement to, and in conjunction with, the Company’s GAAP financial statements.

US ONCOLOGY HOLDINGS, INC.

KEY OPERATING STATISTICS

(unaudited)

	Q4 2007	Q4 2006	% Change	Q3 2007	% Change	Fiscal 2007	Fiscal 2006	% Change
Physician Summary:
Medical oncologists	705	686	2.8%	714	(1.3)%	705	686	2.8%
Radiation oncologists	146	146	—	149	(2.0)	146	146	—
Other oncologists	52	47	10.6	52	—	52	47	10.6

Total CSA physicians	903	879	2.7	915	(1.3)	903	879	2.7

OPS physicians	296	188	57.4	249	18.9	296	188	57.4

Total physicians	1,199	1,067	12.4	1,164	3.0	1,199	1,067	12.4

Daily Operating Statistics:
Medical oncology visits (1)	10,224	9,918	3.1	10,045	1.8	10,028	9,793	2.4
Radiation treatments/ diagnostic scans(2)(4)	3,680	3,522	4.5	3,622	1.6	3,642	3,530	3.2
Daily Same Store Statistics:
Medical oncology visits (1)	10,024	9,815	2.1	9,785	2.4	9,750	9,500	2.6
Radiation treatments/ diagnostic scans (2)(4)	3,463	3,425	1.1	3,457	0.2	3,436	3,373	1.9
Other Statistics:
Radiation oncology facilities(3)(4)	88	91	(3.3)	91	(3.3)	88	91	(3.3)
PET systems	34	33	3.0	36	(5.6)	34	33	3.0
New patients enrolled in research studies during the period	809	790	2.4	769	5.2	3,050	2,723	12.0
Accounts receivable days outstanding	33	38	(13.2)	36	(8.3)	33	38	(13.2)

Notes to Key Operating Statistics:

(1)	Medical oncology visits include information for practices affiliated under comprehensive service agreements only, and do not include the results of OPS practices.
(2)	Represents technology-based treatments, including IMRT treatments and diagnostic scans, provided through our integrated cancer centers.
(3)

The fourth quarter of 2007 includes 77 integrated cancer centers and 11 radiation-only facilities while the third quarter of 2007 includes 80 integrated cancer centers and 11 radiation-only facilities. The fourth quarter of 2006 includes 80 integrated cancer centers and 11 radiation-only facilities.

(4)	Radiation treatments/diagnostic scans and facilities do not include cancer centers operated by unconsolidated joint ventures in which the Company or an affiliated practice has a financial interest.

US ONCOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands)

	Three Months Ended December 31,		Three Months Ended September 30,
	2007	2006	2007
Product revenue	$509,914	$462,184	$488,017
Service revenue	261,656	259,400	255,797

Total revenue	771,570	721,584	743,814
Cost of products	497,290	460,725	478,628
Cost of services:
Operating compensation and benefits	122,100	114,341	121,289
Other operating costs	73,755	70,256	73,177
Depreciation and amortization	18,569	17,854	19,215

Total cost of services	214,424	202,451	213,681
Total cost of products and services	711,714	663,176	692,309
General and administrative expenses	20,668	17,488	20,210
Impairment and restructuring charges	6,771	—	960
Depreciation and amortization	4,887	3,806	4,024

	744,040	684,470	717,503
Income from operations	27,530	37,114	26,311
Other income (expense):
Interest expense, net	(36,913)	(29,547)	(34,414)
Minority interests	(1,743)	(660)	(539)
Other income (expense)	(11,573)	—	(312)

Income (loss) before income taxes	(22,699)	6,907	(8,954)
Income tax benefit (provision)	7,869	(3,654)	4,760

Net income (loss)	$(14,830)	$3,253	$(4,194)

US ONCOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands)

	Year Ended December 31,
	2007	2006
Product revenue	$1,970,106	$1,822,141
Service revenue	1,030,672	989,242

Total revenue	3,000,778	2,811,383
Cost of products	1,925,547	1,753,638
Cost of services:
Operating compensation and benefits	479,177	458,006
Other operating costs	293,677	274,665
Depreciation and amortization	73,159	69,351

Total cost of services	846,013	802,022
Total cost of products and services	2,771,560	2,555,660
General and administrative expenses	84,423	77,180
Impairment and restructuring charges	15,126	—
Depreciation and amortization	16,172	13,983

	2,887,281	2,646,823
Income from operations	113,497	164,560
Other income (expense):
Interest expense, net	(137,496)	(117,088)
Minority interests	(3,619)	(2,388)
Loss on extinguishment of debt	(12,917)	—
Other income (expense)	(11,885)	—

Income (loss) before income taxes	(52,420)	45,084
Income tax benefit (provision)	17,447	(18,926)

Net income (loss)	$(34,973)	$26,158

US ONCOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2007	2006
Cash flows from operating activities:
Net cash provided by operating activities	$164,677	$20,517

Cash flows from investing activities:
Proceeds from sale of property and equipment	750	9,261
Acquisition of property and equipment	(90,850)	(82,571)
Acquisition of business, net of cash acquired	—	(31,378)
Investment in subsidiaries	(4,745)	(2,450)
Payments in practice affiliation transactions	(134)	(3,630)
Distributions from minority interests	254	—
Proceeds from contract separation	1,555	—

Net cash used in investing activities	(93,170)	(110,768)

Cash flows from financing activities:
Proceeds from senior floating rate PIK toggle notes, net of issue costs	413,232	—
Proceeds from term loan	—	100,000
Proceeds from other indebtedness	1,323	4,522
Repayment of senior floating rate notes	(256,766)	—
Repayment of term loan	(7,487)	(1,000)
Repayment of other indebtedness	(2,761)	(5,051)
Proceeds from issuance of common stock	—	99,274
Proceeds from issuance of preferred stock	—	50,726
Payment of dividends on preferred stock	(25,000)	—
Payment of dividends on common stock	(323,580)	—
Debt financing costs	(1,575)	(714)
Offering costs	—	(608)
Distributions to minority interests	(1,925)	(2,320)
Contributions from minority interests	—	1,015
Proceeds from exercise of options	521	337

Net cash provided by (used in) financing activities	(204,018)	246,181

Increase (decrease) in cash and equivalents	(132,511)	155,930
Cash and equivalents:
Beginning of period	281,768	125,838

End of period	$149,257	$281,768

US ONCOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

	December 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and equivalents	$149,257	$281,768
Accounts receivable	318,976	341,306
Other receivables	120,285	105,544
Prepaid expenses and other current assets	26,544	21,139
Inventories	82,822	78,381
Deferred income taxes	7,428	4,268
Due from affiliates	71,021	66,674

Total current assets	776,333	899,080
Property and equipment, net	399,621	393,318
Service agreements, net	223,850	240,100
Goodwill	757,270	757,870
Other assets	79,299	76,126

	$2,236,373	$2,366,494

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term indebtedness	$38,613	$9,397
Accounts payable	242,172	198,978
Dividends payable	—	190,000
Due to affiliates	170,432	146,683
Accrued compensation cost	30,045	26,854
Accrued interest payable	24,949	30,965
Income taxes payable	—	1,842
Other accrued liabilities	37,763	32,565

Total current liabilities	543,974	637,284
Deferred revenue	8,380	8,337
Deferred income taxes	23,289	33,520
Long-term indebtedness	1,456,569	1,319,664
Other long-term liabilities	39,492	8,032

Total liabilities	2,071,704	2,006,837
Minority interests	13,217	14,148
Preferred stock Series A, 15,000 shares authorized, 13,939 shares issued and outstanding, respectively	308,174	312,749
Preferred stock Series A-1, 2,000 shares authorized, 1,948 shares issued and outstanding, respectively	53,431	50,797
Total stockholders’ deficit	(210,153)	(18,037)

	$2,236,373	$2,366,494

US ONCOLOGY HOLDINGS, INC.

RECONCILIATION OF NET INCOME (LOSS) AND SELECTED BALANCE SHEET DATA

(in thousands)

(unaudited)

Reconciliation of Holdings Net Loss to US Oncology Net Income (Loss):

	Three Months Ended December 31, 2007	Year Ended December 31, 2007
Holdings Net Loss	$(14,830)	$(34,973)
Add back: General and administrative expense	(21)	97
Other (income) expense	11,573	11,885
Loss on extinguishment of debt	—	12,917
Interest expense	12,765	42,154
Effective tax rate differential	(9,185)	(24,894)

US Oncology Net Income	$302	$7,186

Reconciliation of Selected Balance Sheet Data:

	December 31, 2007
	US Oncology	Holdings combining entries and eliminations	Holdings
Total assets	$2,208,650	$27,723	$2,236,373
Total liabilities	1,641,110	430,594	2,071,704
Preferred stock	—	361,605	361,605
Stockholders’ equity (deficit)	554,323	(764,476)	(210,153)

US ONCOLOGY HOLDINGS, INC.

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three Months Ended December 31,		Three Months Ended September 30,	Year Ended December 31,
	2007	2006	2007	2007	2006
Net income (loss)	$(14,830)	$3,253	$(4,194)	$(34,973)	$26,158
Add back:
Interest expense, net	36,913	29,547	34,414	137,496	117,088
Income tax (benefit) provision	(7,869)	3,654	(4,760)	(17,447)	18,926
Depreciation and amortization	23,456	21,660	23,239	89,331	83,334
Amortization of stock compensation	277	746	15	753	2,149
Minority interest expense	1,743	660	539	3,619	2,388
Other expense	11,573	—	312	11,885	—

EBITDA	51,263	59,520	49,565	190,664	250,043
Plus:
Loss on extinguishment of debt	—	—	—	12,917	—
Impairment and restructuring charges	6,771	—	960	15,126	—

Adjusted EBITDA	58,034 (1)	59,520 (1)	50,525 (1)	218,707 (1)	250,043 (1)
Changes in assets and liabilities	45,954	29,394	(14,787)	77,708	(97,934)
Deferred income tax provision (benefit)	(699)	1,414	(10,017)	(11,689)	4,422
Interest expense, net	(36,913)	(29,547)	(34,414)	(137,496)	(117,088)
Income tax benefit (provision)	7,869	(3,654)	4,760	17,447	(18,926)

Net cash provided by (used in) operating activities	$74,245	$57,127	$(3,933)	$164,677	$20,517

(1)

US Oncology Holdings incurs certain general and administrative costs that are incremental to the amounts incurred by US Oncology. During the quarter and year ended December 31, 2007, these expenses were $(21) thousand and $97 thousand, respectively, and are not included in the determination of US Oncology Adjusted EBITDA of $58.0 million and $218.8 million, respectively, for these periods.